Exhibit 99.1

Span-America Reports Results for Second Quarter of Fiscal 2011

GREENVILLE, S.C.--(BUSINESS WIRE)--April 28, 2011--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended April 2, 2011. Net income for the second quarter of 2011 was $1.1 million, or $0.37 per diluted share, compared with $1.2 million, or $0.44 per diluted share, in the second quarter of fiscal 2010. Net sales for the second quarter of 2011 rose to $13.5 million compared with net sales of $13.1 million in the second quarter of fiscal 2010.

“Span-America’s sales increased in the second fiscal quarter to $13.5 million on the strength of a new customer for consumer bedding products,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “The growth in consumer sales offset lower medical segment sales that were affected by soft demand for our therapeutic support surfaces. The change in sales mix from last year also reduced earnings compared with the second quarter of fiscal 2010 due to the shift toward lower-margin consumer product lines.

“We are encouraged about the second half of this fiscal year based on our improvement in sales and earnings from the first quarter to the second quarter, increased customer interest in our medical support surface product lines and new medical products recently introduced. We expect that higher demand for our medical products will be a key driver in improving our earnings in the second half of fiscal 2011,” continued Mr. Ferguson.

Second Quarter Results

Second quarter sales for fiscal 2011 rose 2% to $13.5 million compared with $13.1 million in the second quarter of last year. The 2% sales growth since last year was due to higher sales of consumer bedding products, which are part of the custom products segment.

Total medical sales decreased 6% to $8.9 million compared with $9.5 million in last year’s second quarter. The majority of the sales decline in the medical segment came from our lines of therapeutic support surfaces, particularly among our high-end, powered products, which have been the products most affected by the economic downturn. Total support surface sales, including powered and non-powered products, were down 11% in the second quarter to $5.3 million compared with $6.0 million in the second quarter of last year. Second quarter support surface sales included $211,000 in sales of our new Custom Care® product line that was launched in the first quarter of this fiscal year.

For the second quarter of fiscal 2011, patient positioner sales were up 4%, and sales of Risk Manager® bedside safety products were up 53% compared with last year’s second quarter. Other medical product sales were down compared with the second quarter of last fiscal year. Sales of mattress overlays declined by 8%, Selan® skin care sales were down 3%, and sales of seating products decreased 10% during the second quarter.

In the custom products segment, sales rose 23% to $4.5 million in the second quarter of fiscal 2011 compared with $3.7 million in the second quarter of fiscal 2010. Consumer sales rose 32% to $3.8 million. The increase was primarily due to a new customer added late in fiscal 2010, while sales volume to existing consumer customers was down slightly. Industrial sales decreased 7% in the second quarter of fiscal 2011 to $764,000 compared with $820,000 in the second quarter last year. The decline in industrial sales was due to the loss of a customer in the water sports market and was partially offset by continued sales growth to customers in the automotive market.

Second quarter gross profit declined 6% to $4.8 million compared with $5.1 million in the same period last year. Gross margin decreased to 35.5% from 38.9% in the same quarter last year. The declines in second quarter gross profit and margin were due to the 6% decrease in medical sales and a less profitable sales mix within the medical segment. In addition, our overall sales mix was less profitable because of the combination of higher sales in the custom products segment and lower sales in the medical segment. The custom products segment made up 34% of total sales in the second quarter this year compared with 28% in the second quarter last year.

Selling and marketing expenses increased 1% during the quarter due to expanded marketing efforts for the medical business. Research and development expenses declined by 42% compared with the second quarter of last year because of the completion last year of several new-product development projects that involved contracted services. Administrative expenses increased 4% due to higher professional fees and insurance costs compared with the second quarter of fiscal 2010.

Operating income for the second quarter decreased by 15% to $1.6 million compared with $1.8 million in the same quarter last year. Second quarter net income declined 15% to $1.1 million, or $0.37 per diluted share, compared with $1.2 million, or $0.44 per diluted share, in the second quarter last fiscal year. The declines in operating income and net income in the second quarter were the result of lower medical sales volume and a less profitable mix of sales in both the medical and custom products segments.

Year-to-Date Results

For the first half of fiscal 2011, total sales declined 1% to $25.2 million compared with $25.4 million in the first half of last year. Medical sales were down 7% to $16.9 million, while sales in the custom products segment increased 14% to $8.2 million in the first half of this fiscal year compared with the same period last year.

Medical sales were $16.9 million compared with $18.1 million in the first half of last year. The decline was due primarily to lower sales of therapeutic support surfaces, which decreased 12% compared with the same period last year.

In the custom products segment, sales were $8.2 million in the first half of fiscal 2011 compared with $7.3 million in the first half of fiscal 2010. Consumer sales were up 17%, and industrial sales were level with the first half of fiscal 2010.

Net income decreased 25% in the first half of fiscal 2011 to $1.8 million, or $0.62 per diluted share, compared with $2.4 million, or $0.84 per diluted share, in the same period last year. The year-to-date earnings decrease was caused by lower sales volume in the medical segment and a less profitable mix of sales in our medical and custom products segments.

Outlook for Fiscal 2011

“We are particularly encouraged by the improvement in sales and earnings that we saw in our second quarter compared with the first quarter of this fiscal year,” commented Mr. Ferguson. “Demand for our medical products picked up noticeably late in our second quarter, and we continue to see signs of improved market conditions in both our medical and custom products segments. However, we are also seeing signs of potential raw material price increases as a result of rising demand and higher oil prices. We will make every effort to mitigate the effect of higher costs, but our margins in the second half of the fiscal year could be pressured if our raw material costs increase. Overall, we expect our sales and earnings performance in the second half of fiscal 2011 to improve slightly compared with the second half of fiscal 2010,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers or key suppliers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	April 2,	April 3,		April 2,	April 3,
	2011	2010	% Chg	2011	2010	% Chg

Net sales	$13,453,611	$13,140,887	2%	$25,161,016	$25,389,587	-1%
Cost of goods sold	8,673,671	8,032,263	8%	16,381,692	15,594,843	5%
Gross profit	4,779,940	5,108,624	-6%	8,779,324	9,794,744	-10%
	35.5%	38.9%		34.9%	38.6%

Selling and marketing expenses	2,205,228	2,174,408	1%	4,292,400	4,274,138	0%
Research and development expenses	168,772	292,526	-42%	333,099	515,985	-35%
General and administrative expenses	830,042	797,168	4%	1,513,021	1,489,759	2%
	3,204,042	3,264,102	-2%	6,138,520	6,279,882	-2%

Operating income	1,575,898	1,844,522	-15%	2,640,804	3,514,862	-25%
	11.7%	14.0%		10.5%	13.8%

Non-operating income:
Investment income and other	4,565	7,721	-41%	9,196	22,219	-59%
Income before income taxes	1,580,463	1,852,243	-15%	2,650,000	3,537,081	-25%

Provision for income taxes	530,000	611,000	-13%	883,000	1,167,000	-24%

Net income	$1,050,463	$1,241,243	-15%	$1,767,000	$2,370,081	-25%
	7.8%	9.4%		7.0%	9.3%

Net income per share of common stock:
Basic	$0.38	$0.45	-17%	$0.64	$0.87	-27%
Diluted	0.37	0.44	-15%	0.62	0.84	-25%

Dividends per common share	$0.10	$0.10	0%	$0.20	$0.20	0%

Weighted average shares outstanding:
Basic	2,771,503	2,731,591	1%	2,764,220	2,723,496	1%
Diluted	2,837,113	2,842,434	0%	2,833,875	2,836,947	0%

Supplemental data:
Depreciation expense	$180,402	$188,649	-4%	$358,063	$371,597	-4%
Amortization expense	22,165	17,827	24%	38,255	36,603	5%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Apr. 2,	Oct. 2,
	2011	2010
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,081,769	$781,195
Securities available for sale	4,640,990	3,701,511
Accounts receivable, net of allowances	6,806,015	7,129,352
Inventories, net	4,325,222	4,135,379
Deferred income taxes	667,000	667,000
Prepaid expenses	290,340	430,935
Total current assets	17,811,336	16,845,372

Property and equipment, net	5,472,920	5,684,797
Goodwill	1,924,131	1,924,131
Other assets	2,634,901	2,757,888
	$27,843,288	$27,212,188

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,759,038	$2,335,633
Accrued and sundry liabilities	2,433,304	2,641,348
Total current liabilities	4,192,342	4,976,981

Deferred income taxes	196,000	196,000
Deferred compensation	635,292	660,618
Total long-term liabilities	831,292	856,618

Total liabilities	5,023,634	5,833,599

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,782,011 (Apr. 2, 2011) and 2,757,464 (Oct. 2, 2010)	1,064,734	870,946
Additional paid-in capital	729,856	696,491
Retained earnings	21,025,064	19,811,152
Total shareholders' equity	22,819,654	21,378,589

	$27,843,288	$27,212,188

Note: The balance sheet at October 2, 2010 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer